Exhibit 99.1

Overseas Shipholding Group, Inc. Announces Agreements to Purchase and Time Charter Vessels

TAMPA, Fla.--(BUSINESS WIRE)-- Overseas Shipholding Group, Inc. (NYSE: OSG) announced today that its subsidiaries have entered into agreements with BP Oil Shipping Company USA and BP AMI Leasing Inc. to purchase U.S.-flagged crude oil carrier vessels operated by Alaska Tanker Company LLC (ATC). OSG currently owns a 37.5% interest in ATC. As part of the above transaction, OSG will acquire the remaining 62.5% interest of ATC that it does not own.

The agreements provide for deposits equal to 20% of the purchase price to be paid upon their execution, with the balance of the consideration to be paid at closing. Closing of the purchases is subject to various conditions, including the approval of the United States Coast Guard and the Maritime Administration under the United States Department of Transportation, as well as receipt of Alaska regulatory approval.

Upon completion of the transaction, each OSG subsidiary will enter into a bareboat charter of its vessel with ATC, and ATC will in turn enter into back-to-back time charters for each of the vessels with BP Exploration (Alaska) Inc. (BP Alaska) as charterers.

Sam Norton, OSG’s President and CEO, stated, “The agreements reached with BP this week provide a clear commitment to maintaining ATC as BP Alaska’s principal marine transportation partner. ATC’s 20-year track record of safe and environmentally responsible crude oil transportation in the highly sensitive Alaskan trades is an achievement with which OSG has proudly been associated. We are excited to have the opportunity to assume full ownership of ATC and aspire to meet and exceed the high expectations that ATC’s constituents have for maintaining a continuing record of operational excellence.”

Mr. Norton added, “The contracts concluded with BP Alaska provide an aggregate of 14 years of firm time charter commitments, adding increased visibility and stability to OSG’s book of forward revenue streams. Each contract provides the charterer with options to extend the charter period beyond the base contract period, providing the framework for a continuing working partnership for many years to come.”

Anil Mathur, ATC’s President and CEO, stated, “Becoming a wholly owned subsidiary of OSG gives me great confidence that ATC will be positioned to maintain its world class safety and operations integrity standards. This outcome protects our shared environment. OSG’s culture fits well with ATC’s history of over two decades of proven results arising out of its operating philosophy centered on delivering sustainable, predictable, best-in-class transportation services to the shippers that we serve.”

About Overseas Shipholding Group, Inc.

Overseas Shipholding Group, Inc. (NYSE: OSG) is a publicly traded tanker company providing energy transportation services for crude oil and petroleum products in the U.S. Flag markets. OSG is a major operator of tankers and ATBs in the Jones Act industry. OSG’s 21 vessel fleet consists of two conventional ATBs, two lightering ATBs, three shuttle tankers, 10 conventional MR tankers, and two non-Jones Act MR tankers that participate in the U.S. Maritime Security Program, all of which are U.S. flagged, as well as two Marshall Island flagged non-Jones Act MR tankers trading in international markets. In addition, OSG has two barges under construction in the U.S. that will be Jones Act qualified vessels, with delivery in 2020. These vessels are anticipated to be paired with the Company’s existing tugs operating in the Jones Act trade.

OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in Tampa, FL. More information is available at www.osg.com.

OSG Investor Relations & Media Contact:
Susan Allan, Overseas Shipholding Group, Inc.
(813) 209-0620
sallan@osg.com